AMARILLO MESQUITE GRILL, INC.


                                TABLE OF CONTENTS
                                                                      Page
Independent Auditors' Reports                                          F-2


Financial Statements:

  Balance Sheets                                                       F-4

  Statements of Operations                                             F-6

  Statements of Stockholders' Equity (Deficit)                         F-7

  Statements of Cash Flows                                             F-8

  Notes to Financial Statements                                        F-9


                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Amarillo Mesquite Grill, Inc.


We have audited the accompanying balance sheet of Amarillo Mesquite Grill, Inc. as of January 31, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 financial statements referred to above present fairly, in all material respects, the financial position of Amarillo Mesquite Grill, Inc. as of January 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                           ALLEN, GIBBS & HOULIK, L.C.



March 19, 1999
Wichita, Kansas

                        INDEPENDENT AUDITORS' REPORT


The Board of Directors
Amarillo Mesquite Grill, Inc.:

We have audited the accompanying consolidated balance sheet of Amarillo Mesquite Grill, Inc. as of January 25, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended January 25, 1998 and January 26, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amarillo Mesquite Grill, Inc. as of January 25, 1998, and the results of their operations and their cash flows for the years ended January 25, 1998 and January 26, 1997, in conformity with generally accepted accounting principles.



                                                    KPMG LLP


Wichita, Kansas
March 20, 1998

                         AMARILLO MESQUITE GRILL, INC.

                                BALANCE SHEETS

                     January 31, 1999 and January 25, 1998



                                    ASSETS


                                                    1999              1998
CURRENT ASSETS
Cash                                            $   214,513       $   563,836
Accounts receivable                                  16,912            49,472
Inventories                                         140,414           167,848
Prepaid expenses and other current assets           144,950           184,179


    Total current assets                            516,789           965,335


PROPERTY AND EQUIPMENT

Buildings                                         1,107,429         1,105,229
Leasehold improvements                            2,559,658         2,258,368
Equipment and fixtures                            4,719,724         4,210,270
Transportation equipment                             18,000            18,000
Property under capital leases                     1,234,626         1,234,626


                                                  9,639,437         8,826,493
Less accumulated depreciation and amortization    2,172,730         1,383,895


    Total property and equipment                  7,466,707         7,442,598


OTHER ASSETS

Cost in excess of net tangible assets of
  purchased businesses, net of accumulated
  amortization of $188,184 and $115,337             758,827           831,674
License fees                                             --             7,867
Deposits and other                                   39,187            33,867


    Total other assets                              798,014           873,408

    Total assets                                $ 8,781,510       $ 9,281,341



                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                    1999              1998

CURRENT LIABILITIES
Current notes payable                           $   550,000       $        --
Current portion of long-term debt                 1,020,795           871,936
Current portion of obligations under
  capital leases                                     40,383            36,336
Accounts payable                                    921,831           985,093
Construction costs payable                               --           552,944
Accrued payroll                                     140,551           197,053
Other accrued liabilities                           782,746           555,598


    Total current liabilities                     3,456,306         3,198,960


Long-term debt, less current portion              5,164,077         5,618,279
Obligations under capital leases, less
  current portion                                 1,006,142         1,046,525
Advances from affiliate                              81,587                --


    Total liabilities                             9,708,112         9,863,764


COMMITMENTS

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.01 par value,
  authorized 10,000,000 shares, none issued              --                --
Common stock, $.01 par value, authorized
  20,000,000 shares, issued 7,705,895 shares
  at January 31, 1999 and 7,183,895 shares
  at January 25, 1998                                77,059            71,839
Additional paid-in capital                        6,807,214         6,666,574
Accumulated deficit                              (7,540,875)       (7,050,836)
Treasury stock, 60,000 shares of common
  stock, at cost                                   (270,000)         (270,000)


    Total stockholders' equity (deficit)           (926,602)         (582,423)

    Total liabilities and stockholders'
      equity (deficit)                          $ 8,781,510       $ 9,281,341


[FN]
                     The accompanying notes are an integral
                       part of these financial statements.

                          AMARILLO MESQUITE GRILL, INC.

                            STATEMENTS OF OPERATIONS

        Years Ended January 31, 1999, January 25, 1998 and January 26, 1997



                                      1999           1998           1997

Net sales                         $20,509,882    $16,022,471    $14,185,898

Costs and expenses:
  Cost of sales                     7,637,278      6,041,032      4,719,511
  Restaurant operating expenses    10,067,446      8,550,466      8,428,820
  General and administrative        1,613,525      1,685,994      1,081,231
  Depreciation and amortization       894,297        655,437        604,788
  Provision for restaurant
  closings, dispositions
  and conversions                          --             --        518,321


    Total costs and expenses       20,212,546     16,932,929     15,352,671

    Operating income (loss)           297,336       (910,458)    (1,166,773)


Other income (expense):
  Interest expense                   (689,535)      (511,531)      (306,234)
  Gain on sales of restaurants             --        249,536             --
  Loss on sale of fixed assets             --             --        (52,268)
  Noncash expense from issuance
  of stock options pursuant to
  debt guarantees                     (97,840)       (97,840)       (61,000)


    Total other expense              (787,375)      (359,835)      (419,502)

    Loss before income taxes         (490,039)    (1,270,293)    (1,586,275)


Income taxes                               --             --             --


    Net loss                      $  (490,039)   $(1,270,293)   $(1,586,275)


Net loss per common share -
  basic and diluted               $      (.06)   $      (.18)   $      (.24)

Average shares outstanding -
  basic and diluted                 7,545,395      7,103,919      6,701,458


[FN]

                     The accompanying notes are an integral
                       part of these financial statements.

                           AMARILLO MESQUITE GRILL, INC.

                     STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

         Years Ended January 31, 1999, January 25, 1998 and January 26, 1997


                                                 Additional
                                       Common      Paid-In     Accumulated    Treasury
                                        Stock      Capital       Deficit        Stock        Total

Balance, January 28, 1996             $ 61,414   $6,131,984   $(4,194,268)   $(270,000)   $ 1,729,130

Issuance of 1,000,000 shares of
  common stock in connection
  with acquisition                      10,000      290,000            --           --        300,000
Contributed capital                         --        9,000            --           --          9,000
Noncash expense from issuance
  of stock options pursuant to
  debt guarantees                           --       61,000            --           --         61,000
Net loss                                    --           --    (1,586,275)          --     (1,586,275)

Balance, January 26, 1997               71,414    6,491,984    (5,780,543)    (270,000)       512,855
Contributed capital                         --        9,000            --           --          9,000
Noncash expense from issuance
  of stock options pursuant to
  debt guarantees                           --       97,840            --           --         97,840
Issuance of 42,437 shares of
  common stock pursuant to stock
  option plans                             425       67,750            --           --         68,175
Net loss                                    --           --    (1,270,293)          --     (1,270,293)

Balance, January 25, 1998               71,839    6,666,574    (7,050,836)    (270,000)      (582,423)
Contributed capital                         --        9,000            --           --          9,000
Noncash expense from issuance
  of stock options pursuant to
  debt guarantees                           --       97,840            --           --         97,840
Issuance of 72,000 shares of
  common stock pursuant to stock
  option plans                             720       38,300            --           --         39,020
Acquisition of AMG, Inc.                 4,500       (4,500)           --           --             --
Net loss                                    --           --      (490,039)          --       (490,039)

Balance, January 31, 1999             $ 77,059   $6,807,214   $(7,540,875)   $(270,000)   $  (926,602)

[FN]

                     The accompanying notes are an integral
                       part of these financial statements.

                           AMARILLO MESQUITE GRILL, INC.

                             STATEMENTS OF CASH FLOWS

        Years Ended January 31, 1999, January 25, 1998 and January 26, 1997



                                           1999          1998          1997

Cash flows from operating activities:
  Net loss                            $   (490,039)  $(1,270,293)  $(1,586,275)
  Adjustments to reconcile net loss
   to net cash provided by (used in)
   operating activities:
    Depreciation and amortization          894,297       655,437       604,788
    Loss on sale of equipment                   --            --        52,268
    Gain on sale of restaurants                 --      (249,536)           --
    Noncash provision for restaurant
     closings, dispositions and
     conversions                                --            --       518,321
    Noncash compensation expense             9,000         9,000         9,000
    Noncash expense from issuance
     of stockoptions pursuant to
     debt guarantees                        97,840        97,840        61,000
    Increase (decrease) in cash,
     net of effects of acquisitions
     and dispositions:
      Accounts receivable                   32,560       (27,414)       (9,052)
      Inventories                           27,434       (19,943)      (26,727)
      Prepaid expenses                      39,229       (47,792)      (27,655)
      Accounts payable                     (63,262)      124,933       375,031
      Accrued expenses                     170,646        60,067       295,248
      Other                                 (5,320)       40,790       (71,950)
       Net cash provided by
        (used in) operating activities     712,385      (626,911)      193,997

Cash flows from investing activities:
  Additions to property and equipment    (1,390,636)  (3,563,335)     (696,168)
  Business acquisition                           --           --    (1,500,000)
  Proceeds from sale of property
   and equipment                                 --           --       253,274
  Proceeds from sale of restaurants              --      428,300            --
  Additions to license fees                      --           --        (9,000)
       Net cash used in investing
        activities                       (1,390,636)  (3,135,035)   (1,951,894)

Cash flows from financing activities:
  Issuance of common stock pursuant
   to stock option plan                      39,020       68,175            --
  Proceeds from long-term debt              200,000    4,330,000     2,425,000
  Proceeds from notes payable               550,000           --            --
  Advances from affiliate                    81,587           --            --
  Repayment of long-term debt and
   capital lease obligations               (541,679)    (400,678)     (534,183)
       Net cash provided by financing
        activities                          328,928    3,997,497     1,890,817
       (Decrease) increase in cash         (349,323)     235,551       132,920

Cash at beginning of year                   563,836      328,285       195,365

Cash at end of year                   $     214,513  $   563,836   $   328,285

Cash paid during the year for:
  Interest                            $     665,483  $   515,527   $   302,250
  Income taxes                                   --           --            --

[FN]

                     The accompanying notes are an integral
                       part of these financial statements.

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS


1.  OPERATIONS

Amarillo Mesquite Grill, Inc. (the Company) owns and operates twelve Amarillo Grill restaurants in Kansas, Oklahoma, Missouri and Arkansas and one franchised Cotton Patch Cafe located in Oklahoma. Amarillo Grill is a casual, full-service restaurant specializing in mesquite-grilled steaks. Cotton Patch Cafe is a casual, full-service family-style restaurant specializing in home-style cooking. The Cotton Patch Cafe concept features a variety of full entree meals all prepared to order.

During fiscal 1998, the Company changed the corporate name from Maverick Restaurant Corporation to Amarillo Mesquite Grill, Inc.

Effective March 24, 1997, the Company sold to Red Apple Corporation all of the assets of the eight Grandy's restaurants owned and operated by the Company. Red Apple Corporation also assumed the obligations under existing leases for each restaurant location. Red Apple Corporation is owned by five individuals, three of which are officers and directors of the Company and one of which is a significant stockholder of the Company. The consideration received for these assets consisted of $435,000 in cash. The Company recognized a gain of $249,536 on this disposition in fiscal 1998.

On September 11, 1997, the Company and four of its stockholders formed AMG, Inc., a Kansas corporation, to develop and own three Amarillo
Grill restaurants. AMG, Inc. was owned 48% by the Company and 52% by the four stockholders as of January 25, 1998. The accounts and operations of AMG, Inc. were consolidated with the Company as entities under common control for the year ended January 25, 1998. The Company included the amount of AMG, Inc.'s loss otherwise attributable to the stockholders who own the 52% interest in AMG, Inc., of $166,652, in the consolidated financial statements as of January 25, 1998 because such loss exceeded the capital investment made by these stockholders and they were under no obligation to provide additional capital to AMG, Inc.

Effective February 23, 1998, the Company purchased the remaining shares of AMG, Inc. by issuing 450,000 shares of the Company's common stock in a transaction accounted for as a purchase. The interest in AMG, Inc. acquired by the Company had no book value after consideration of the losses absorbed by the Company in fiscal 1998. Accordingly, this book value purchase resulted in no additional assets or liabilities being established, and stockholders' equity reflects the issuance of the shares of common stock at par value, with an offsetting reduction to additional paid-in capital. Effective September 21, 1998, AMG, Inc. was merged into the Company and the separate existence of AMG, Inc. ceased.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year - The Company's fiscal year is the fifty-two or fifty-three week period ending on the last Sunday in January.

Cash - The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes they are not exposed to any significant credit risk on cash and cash equivalents.

Cash Equivalents - For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment - Property and equipment is recorded at cost. Depreciation is computed by the straight-line method based on the estimated useful life of the asset. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining lease term. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. Estimated useful lives are as follows:


        Buildings                      98 months - 20 years

        Leasehold improvements                 3 - 20 years

        Equipment and fixtures                 5 - 10 years

        Autos                                       3 years

        Property under capital leases              20 years


License Fees - A license fee for each franchised Grandy's or Cotton Patch Cafe restaurant is payable on commencement of construction. Amortization is provided, beginning when the restaurant is opened, on the straight-line method over the initial term of the related restaurant lease. In fiscal 1998, the Company reduced capitalized license fees by $106,688 due to the sale of Grandy's restaurants (Note
1) and store closings. In fiscal 1997, the Company recorded a write-down of $16,288 on license fees due to store closings (see Note 7).

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets - Cost in excess of net tangible assets of purchased businesses is amortized on a straight-line basis over thirteen years which approximates the remaining life of the building leases. The Company periodically assesses the recoverability of intangible assets by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows. The assessment of the recoverability of intangible assets will be impacted if estimated future operating cash flows are not achieved. In fiscal 1997, the Company recorded a write-down of $60,331 on intangible assets due to store closings (see
Note 7).

Pre-Opening Costs - Pre-opening costs are charged to operations as incurred.

Advertising - The Company expenses advertising costs as incurred.
Advertising expense was $287,949, $366,097 and $509,583 during fiscal years 1999, 1998 and 1997, respectively.

Income Taxes - Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards; and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Use of Estimates - The preparation of financial statements requires management to make estimates and assumptions that affect: 1) the reported amounts of assets and liabilities, 2) disclosures such as contingencies, and 3) the reported amounts of revenues and expenses included in such financial statements. Actual results could differ from those estimates.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Earnings Per Share - In 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share (Statement 128), which replaces the prior accounting standard regarding computation and presentation of earnings per share. Statement 128 requires a dual presentation of basic earnings per share (based on the weighted average number of common shares outstanding) and diluted earnings per share which reflects the potential dilution that could occur if contracts to issue securities (such as stock options) were exercised. The Company adopted Statement 128 as of January 25, 1998 and, accordingly, earnings per share data for all periods presented has been computed in accordance with Statement 128. The adoption of Statement 128 had no impact on the Company's previously reported loss per share data.

Options to purchase common stock were not included in the computation of diluted earnings (loss) per common share because the Company had a net loss available to common stockholders and the inclusion of such options would be antidilutive. As of January 31, 1999, there are 1,289,453 options outstanding at a weighted average exercise price of $2.48 which may become dilutive in the future. As of January 25, 1998, there were 1,273,613 options outstanding at a weighted average exercise price of $2.11. As of January 26, 1997, there were 1,305,805 options outstanding at a weighted average price of $1.92.

Stock Awards - The Company accounts for its stock options in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. In addition, SFAS No. 123, Accounting for Stock-Based Compensation, requires that pro forma net income and pro forma income per share disclosures for employee stock option grants made in fiscal years that begin after December 15, 1994 be provided as if the fair-value-based cost measurement method defined in SFAS No. 123 had been applied.

The Company accounts for its stock options issued to persons other than employees in accordance with the provisions of SFAS No. 123. As such, expense is determined on the date of grant and is charged to operations over the period the services are provided, based on the fair-value-based cost measurement method defined in SFAS No. 123 (see Note 5).

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets - Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 7.

Reclassifications - Certain reclassifications have been made to the 1997 amounts to conform to the 1998 presentation, consisting primarily of recruiting and training expenses of $110,000 for 1997, which have been reclassified from restaurant operating expenses to general and administrative expenses.


3. FINANCING ARRANGEMENTS

Advances from Affiliate - The Company has received an advance from Red Apple Corporation which has a balance of $81,587 at January 31, 1999. The note has an implied interest rate of 8% and is considered long-term.

Current Notes Payable - As of January 31, 1999, current notes payable consists of a 10% unsecured demand note in the amount of $250,000 payable to the President of the Company, which is due January 1, 2000, and a 7.75% note payable to a bank in the amount of $300,000 which is due June 18, 1999.

Long-Term Debt - As of January 31, 1999 and January 25, 1998, long-term debt consisted of the following:


                                                     1999           1998
Note payable to bank, due in monthly
installments of $41,161, including interest,
at the Wall Street Journal prime rate (7.75%
at January 31, 1999) with final installments
due May 2003.                                    $ 1,892,293    $ 2,000,000

Note payable to bank, due in monthly
installments of $30,871, including interest,
at the Wall Street Journal prime rate (7.75%
at January 31, 1999) with final installment
due May 2003.                                      1,421,730      1,500,000


                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)



3.  FINANCING ARRANGEMENTS (CONTINUED)


                                                     1999           1998
Note payable to bank, due in monthly
installments of $32,929, including interest,
at the Wall Street Journal prime rate (7.75%
at January 31, 1999) with final installment
due May 2003.                                    $ 1,513,834    $ 1,400,000

Note payable to bank, due in monthly
installments of $27,000, including interest,
at the Wall Street Journal prime rate (7.75%
at January 31, 1999) with final installment
due June 2003.                                     1,254,235      1,393,832

Note payable to bank, due in monthly
installments of $4,000, including interest,
at the Bank's prime rate plus 1%  (9.5% at
January 31, 1999) with final installment due
November 2000.                                        78,263        116,068

Note payable to bank, due in monthly
installments of $5,043, including interest,
at the Wall Street Journal prime rate (7.75%
at January 31, 1999) with final installment
due June 1999.                                        24,517         80,315

                                                   6,184,872      6,490,215

Less current portion                               1,020,795        871,936

Long-term debt, less current portion             $ 5,164,077    $ 5,618,279


In October 1998, the Company negotiated with its bank to make interest-only payments on the above notes through March 1999. Principal amounts payable on the notes under these revised terms are as follows:

             2000                        $ 1,020,795
             2001                          1,265,370
             2002                          1,327,893
             2003                          1,434,538
             2004                          1,136,276

                                         $ 6,184,872


The Company has entered into loan agreements with its bank which are represented by individual promissory notes that provide specific terms. Notes issued pursuant to these loan agreements are secured by substantially all of the Company's assets. The loan agreements have been personally guaranteed by certain stockholders, officers and directors of the Company.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


4.  LEASE AGREEMENTS

The Company leases its restaurant facilities under agreements with lease terms of 10 to 20 years generally with a provision for one or two renewal options of five years each. These agreements provide for minimum annual rentals and, in certain instances, contingent rentals based on sales performance. The Company is obligated to pay real estate taxes, insurance and maintenance.

The Company has also entered into a lease agreement for its Corporate offices. The lease agreement has a term of five years with a provision for two renewal options of three years each. The lease agreement provides for minimum annual rentals and additional rentals based on operating costs incurred by the lessor. The Company is obligated to pay real estate taxes, insurance and maintenance.

Future minimum lease payments required for the years subsequent to January 31, 1999, under operating leases are as follows:

             2000                        $  932,148
             2001                           808,046
             2002                           760,395
             2003                           768,529
             2004                           724,519
          Thereafter                      3,907,881

                                         $7,901,518


Minimum annual rentals under operating leases were $871,672, $688,784 and $928,051 for the fiscal years ended January 31, 1999, January 25, 1998, and January 26, 1997, respectively. In addition, the Company made percentage rental payments in the amount of $46,769, $33,631 and $28,748 for the fiscal years ended January 31, 1999, January 25, 1998, and January 26, 1997, respectively.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


4.  LEASE AGREEMENTS (CONTINUED)

Property and accumulated depreciation accounts at January 31, 1999 include $1,234,626 and $380,824, respectively, for leases that have been capitalized. Generally, the building portions of such leases are capitalized whereas the land portion of such leases are considered operating leases. The future minimum lease payment obligations under capital leases for the years subsequent to January 31, 1999 are as follows:

             2000                        $  151,102
             2001                           151,102
             2002                           151,102
             2003                           151,102
             2004                           151,102
          Thereafter                      1,332,819

                                          2,088,329

   Less amount representing interest      1,041,804

   Total obligations under
     capital leases                       1,046,525
   Less current portion                      40,383

   Obligations under capital leases,
     less current portion                $1,006,142


The Company, as lessor, subleases two properties to outside third parties. Property and accumulated depreciation accounts at January 31, 1999 include $210,308 and $66,648, respectively, related to these properties.

Future minimum lease payments to be received subsequent to January 31, 1999 are as follows:

             2000                        $  108,600
             2001                           113,600
             2002                           115,000
             2003                           116,000
             2004                           116,000
          Thereafter                        118,000

                                         $  687,200


                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


5.  STOCKHOLDERS' EQUITY

The Company's President worked on behalf of the Company during 1999, 1998 and 1997 without receiving compensation from the Company. The Company determined that the President performed services valued at $9,000 which was paid by a corporation owned by a major stockholder of the Company. Accordingly, such amount has been recorded as compensation expense with a corresponding credit to additional paid-in capital in the accompanying consolidated financial statements.

On June 17, 1996, the Company entered into Stock Option Agreements with a director of the Company and a principal stockholder of the Company, whereby it agreed to grant stock options as consideration for the guarantee of the note payable to bank of $1,589,296 at January 26, 1997 by such individuals for the benefit of the Company. These two individuals were each granted options to purchase 250,000 shares of the Company's common stock. The exercise price of the options granted pursuant to this agreement is $2.19 per share, and all options granted are exercisable immediately and expire seven years from the date of grant. Total noncash debt guarantee expense aggregating $684,875 is based on the fair value of the stock options granted pursuant to the Stock Option Agreements which is being recognized as expense over the period of time the related debt is outstanding. The amount of noncash expense recorded during the years ended January 31, 1999, January 25, 1998 and January 26, 1997 was $97,840, $97,840 and $61,000,
respectively.

The per share weighted average fair value of stock options granted under the Stock Option Agreements during fiscal 1997 was $1.37 on the date of grant using the Black Scholes option-pricing model and the following weighted average assumptions: expected dividend yield 0%, expected volatility of 145.0%, risk-free interest rate of 6.72% and an expected life of five years.

At January 31, 1999, the weighted average remaining contractual life of the 500,000 outstanding options under the Stock Option Agreements was
4.38 years.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


5.  STOCKHOLDERS' EQUITY (CONTINUED)

In March 1984, the Company adopted an Employee Incentive Stock Option Plan (the 1984 Plan) for a ten-year term to grant options for the purchase of up to 475,000 shares of common stock. The 1984 Plan provides that the Company may grant options to certain employees at the fair market value of the stock at the grant date. One-half of the option is exercisable six months after the grant date and one-half eighteen months after the grant date. Following is a summary of the activity in the 1984 Plan for the three years ended January 31, 1999:


                                                   Per Share
                                   Number        Exercise Price
                                     of                    Weighted
                                   Shares       Range       Average
Balance, January 28, 1996         186,000   $  .29 - 1.75   $   .63
  Canceled                        (35,000)           1.75      1.75

Balance, January 26, 1997         151,000      .29 -  .47       .37
  Canceled                         (2,500)     .29 -  .47       .33
  Exercised                        (2,500)            .29       .29

Balance, January 25, 1998         146,000      .29 -  .47       .38
  Exercised                       (69,000)            .47       .47

Balance, January 31, 1999          77,000   $         .29   $   .29

Exercisable at January 26, 1997   151,000   $  .29 -  .47   $   .37

Exercisable at January 25, 1998   146,000   $  .29 -  .47   $   .38

Exercisable at January 31, 1999    77,000   $         .29   $   .29


At January 31, 1999, there were no additional shares available for grant under the 1984 plan and the weighted average remaining contractual life of outstanding options was .08 years.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


5.  STOCKHOLDERS' EQUITY (CONTINUED)

On July 25, 1994, the Company adopted an Employee Incentive Stock Option Plan (the 1994 Plan) for a ten-year term to grant options for the purchase of up to 600,000 shares of common stock. The 1994 Plan provides that the Company may grant options to certain employees at the fair market value at the grant date. The vesting period is at the sole discretion of the Board of Directors. Generally, 10% of the option can be exercised after one year, an additional 15% after the second year and 25% in each of the next three years. Following is a summary of the activity in the 1994 Plan for the three years ended January 31, 1999:


                                                   Per Share
                                   Number        Exercise Price
                                     of                    Weighted
                                   Shares       Range       Average
Balance, January 28, 1996         146,704   $  .84 - 2.88   $  1.26
  Granted                         436,776      .50 - 2.19      1.90
  Canceled                        (88,675)     .84 - 1.81      1.13

Balance, January 26, 1997         494,805      .50 - 2.88      1.85
  Canceled                       (135,505)     .50 - 2.88      1.12
  Exercised                       (39,937)     .50 - 2.88      1.69

Balance, January 25, 1998         319,363     1.81 - 2.19      2.17
  Granted                         189,740     1.87 - 4.25      3.77
  Canceled                        (25,900)    4.06 - 4.25      4.17
  Exercised                        (2,500)           2.19      2.19

Balance, January 31, 1999         480,703   $ 1.81 - 4.25   $  2.70

Exercisable at January 26, 1997     8,490   $  .84 - 2.88   $  1.74

Exercisable at January 25, 1998    31,936   $ 1.81 - 2.19   $  2.17

Exercisable at January 31, 1999   306,504   $ 1.81 - 2.19   $  2.19


At January 31, 1999, there were 119,297 additional shares available for grant under the 1994 Plan and the weighted average remaining contractual life of outstanding options was 8.12 years.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


5.  STOCKHOLDERS' EQUITY (CONTINUED)

On January 1,1997, the Company adopted an Employee Incentive Stock Option Plan (the 1997 Plan) for a ten-year term to grant options for the purchase of up to 700,000 shares of stock. The 1997 Plan provides that the Company may grant options to certain employees at the fair market value at the grant date. The vesting period is at the sole discretion of the Board of Directors. Generally, 10% of the option can be exercised after one year, an additional 15% after the second year and 25% in each of the next three years. Following is a summary of the activity in the 1997 Plan for the three years ended January 31, 1999:


                                                   Per Share
                                   Number        Exercise Price
                                     of                    Weighted
                                   Shares       Range       Average
Balance, January 28, 1996            --     $          --   $    --
  Granted                          160,000           2.75      2.75

Balance, January 26, 1997          160,000           2.75      2.75
  Granted                          253,250    2.75 - 4.13      3.70
  Canceled                        (105,000)   2.75 - 4.13      3.00

Balance, January 25, 1998          308,250    2.75 - 4.13      3.44
  Granted                           50,000    2.63 - 3.94      3.30
  Canceled                        (126,000)   2.75 - 4.13      3.41
  Exercised                           (500)          2.75      2.75

Balance, January 31, 1999          231,750  $ 2.63 - 4.13   $  3.43

Exercisable at January 26, 1997         --  $          --   $    --

Exercisable at January 25, 1998      8,500  $        2.75   $  2.75

Exercisable at January 31, 1999     41,625  $ 2.75 - 4.13   $  3.48


At January 31, 1999, there were 468,250 additional shares available for grant under the 1997 plan and the weighted average remaining contractual life of outstanding options was 8.51 years.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


5.  STOCKHOLDERS' EQUITY (CONTINUED)

The per share weighted average fair value of stock options granted under the 1994 and 1997 Plans during fiscal 1999, 1998 and 1997 was $3.09, $3.29, and $1.94, respectively, on the date of grant using the Black Scholes option-pricing model using the following weighted average assumptions:

                                       1999          1998         1997
Expected dividend yield                   0%            0%           0%
Volatility factor                    119.77%        136.0%       145.0%
Risk free interest rate                5.33%         6.15%        6.47%
Expected life                        5 years       5 years      5 years


The Company applies APB Opinion No. 25 in accounting for its stock options issued to employees and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost for the 1994 Plan and 1997 Plan based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's fiscal 1999, 1998 and 1997 pro forma net loss and pro forma net loss per common share would have been adjusted to the pro forma amounts indicated below.


                                         1999          1998         1997
Net loss  As reported                 $ (490,039)  $(1,270,293)  $(1,586,275)
          Pro forma for SFAS No. 123    (917,769)   (1,547,009)   (1,681,310)

Loss per
  share   As reported                 $     (.06)  $      (.18)  $      (.24)
          Pro forma for SFAS No. 123        (.12)         (.22)         (.25)


The above pro forma disclosure reflects only options granted during fiscal years 1999, 1998 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to February 1, 1995 is not considered.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


6.  INCOME TAXES

As of January 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately
$7,171,000 which, if not used, will expire as follows:

                                                 Operating
                                                    Loss
     Expires in fiscal year ending              Carryforward
                 2001                           $    554,000
                 2002                                984,000
                 2003                              1,193,000
                 2004                                434,000
                 2005                                134,000
                 2006                                  6,000
                 2008                                180,000
                 2009                                 45,000
                 2011                                114,000
                 2012                              1,524,000
                 2013                              1,385,000
                 2014                                618,000

                 Total                          $  7,171,000


The Company also has approximately $81,000 of investment tax credit carryforwards available and, if not used, $72,000 will expire in fiscal 2000 and $9,000 will expire in fiscal 2001.

The total provision for income taxes varied from the Federal statutory rate for the following reasons:


                                     1999         1998         1997
Computed "expected" tax benefit     (34.0)%      (34.0)%      (34.0)%
Increase in income taxes resulting
  from:
  Losses producing no financial
    statement tax benefit            34.0%        34.0%        34.0%

                                       --%          --%          --%


                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


6.  INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 31, 1999 and January 25, 1998 are presented below:


                                               1999             1998
Deferred tax assets:
  Net operating loss carryforwards         $ 3,010,234      $ 2,460,880
  Investment tax credits                        81,700          108,000
  Capital leases                                73,235           62,825
  Debt guarantee expense                        97,538           37,179
  Other                                         20,173           14,392

    Total gross deferred tax assets          3,282,880        2,683,276
    Less valuation allowance                (3,021,540)      (2,518,904)

    Net deferred tax assets                    261,340          164,372

Deferred tax liabilities:

  Property and equipment, principally
    due to differences in depreciation        (261,340)        (164,372)

    Net deferred tax assets (liabilities)  $        --      $        --



7.  PROVISION FOR RESTAURANT CLOSINGS, DISPOSITIONS AND CONVERSIONS

During fiscal 1999, the Company closed one and converted another restaurant to an Amarillo Grill. There were no related conversion or closure costs recorded for these restaurants. Subsequent to January 31, 1999, the Company closed its last Cotton Patch Cafe. No closure costs were recorded as the facility will be converted or subleased.

During fiscal year 1998, the Company converted three restaurants to Amarillo Grills. Conversion costs were provided for during fiscal year 1997 at the time decisions were made.

During fiscal year 1997, the Company sold, converted or planned the closing of five restaurants. Provision for restaurant closings, dispositions and conversions in the accompanying 1997 statement of operations of $518,321 relates principally to the write-off of property and equipment, license fees and intangible assets.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has determined the fair value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The carrying amounts of variable rate debt instruments approximate their fair value because the interest rates on these instruments change with market interest rates. For all other financial instruments including cash, accounts receivable, accounts payable and other accrued liabilities, the carrying amounts approximate fair value because of the short maturity of these instruments.


9.  STATEMENTS OF CASH FLOWS

Noncash investing and financing activities included in the following:

                                            1999         1998         1997
Increase in construction costs payable    $     --     $373,705     $ 90,539

Addition to capital leases                      --           --      385,804

Issuance of common stock in
  business acquisition                          --           --      300,000



10.  BUSINESS ACQUISITION

Effective June 17, 1996, the company purchased substantially all of the operating assets and business operations of Homestead West, Inc. and Amagril, Inc. for an initial cash payment of $1,500,000. In addition, 1,000,000 shares of the Company's $.01 par value common stock were issued at an estimated fair value of $.30 per share. The acquisition was accounted for by the purchase method of accounting and, accordingly, the operations of Homestead West, Inc. and Amagril, Inc. have been included in the accompanying statements of operations subsequent to June 17, 1996. The initial purchase price was allocated to the assets acquired based on their estimated fair values at the date of acquisition. Cost in excess of fair value of net tangible assets of purchased businesses arising from the acquisition amounted to $947,011.

                                  (Continued)

                         AMARILLO MESQUITE GRILL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


10.  BUSINESS ACQUISITION (CONTINUED)

The following table summarizes the pro forma results of operations for the fifty-two weeks ended January 26, 1997 as if the acquisition had been consummated at the beginning of fiscal 1997. The pro forma results do not necessarily reflect what would have occurred if the acquisition had been made at the beginning of the respective periods or the results that may occur in the future.

                                           1997
Net sales                              $ 16,257,436
Net earnings (loss)                     ( 1,470,582)
Net earnings (loss) per common
  share - basic and diluted                    (.21)


In connection with the acquisition, the Company entered into an Option to Purchase Agreement with the seller which grants the seller the option to purchase the assets acquired after four years from the date of the acquisition. The option is exercisable for a 90-day period and the purchase price will be equal to the price paid by the Company plus all amounts expended by the Company for capital improvements on the restaurants during the four-year period.


11.  LIQUIDITY

At January 31, 1999, the Company had current liabilities in excess of current assets of $2,939,517 and a stockholders' deficit of $926,602. The Company reported a net loss of $490,039 and cash provided by operating activities of $712,385 for fiscal 1999.

Management believes the Amarillo Grill Restaurants opened in fiscal 1998 and 1999 will generate sufficiently increased cash flow from operations which will enable the Company to meet its financial obligations in fiscal 2000 as they come due.


12.  SALE OF GRANDY'S RESTAURANTS

As noted in Note 1, the Company sold all of the assets of the eight Grandy's restaurants owned and operated by the Company.

The following presents the net sales and operating income, before allocation of corporate overhead, of the above restaurants which are included in the accompanying statements of operations for the fiscal years ended January 25, 1998 and January 26, 1997.


                                        1998            1997
Net sales                            $  803,734     $ 5,102,205

Operating income                         47,227          36,013
